Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to Form F-1 on Form F-3 (Form F-3 No. 333-205515) and related Prospectus of Oasmia Pharmaceutical AB for the registration of shares of its common stock and to the incorporation by reference therein of our report dated July 7, 2016, with respect to the consolidated financial statements of Oasmia Pharmaceutical AB included in its Annual Report (Form 20-F) for the year ended April 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Ernst & Young AB

Uppsala, Sweden

August 2, 2017